Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into July 24, 2023 (the “Effective Date”) between AMMO, Inc., a Delaware corporation (the “Company”), and Fred W. Wagenhals (“Employee”). Company and Employee are sometimes referred to individually as “Party” and collectively as “Parties”.

RECITALS

A. The Company is a public company and its securities are listed on The Nasdaq Capital Market under the ticker symbols “POWW” and “POWWP”;

B. The Employee and Company previously entered into a three-year employment agreement with an effective date of January 1, 2022 (the “Prior Agreement”);

C. The Employee has served as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company;

D. The Parties agree that Employee is being succeeded as Chief Executive Officer of the Company by Jared Smith as of the Effective Date in conformity with that certain Proxy Contest Settlement Agreement entered into by and between the Company and the Urvan Group and shall commence service as the Executive Chairman of the Company;

E. The Company and Employee desire to embody the terms and conditions of Employee’s continued employment in a written agreement, which will supersede all prior agreements of employment, whether written or oral, between the Company and Employee, including but not limited to the Prior Employment Agreement, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

EMPLOYMENT DUTIES AND TERM

Section 1.1 Employment.

(a) The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts such continued employment, on the terms and conditions hereinafter set forth. The Employee shall serve as the Executive Chairman of the Company, in which capacity the Employee shall perform such duties and responsibilities as are commensurate with such title, including, without limitation, (a) acting as chairman of Board of Director’s and stockholder meetings, (b) supporting the transition of the Company’s leadership to its new Chief Executive Officer, (c) acting as a liaison between the Company’s senior management and the Board of Directors and its committees, (c) advising the Company’s senior management on matters of Company operations, (d) contributing to and supporting the strategy of the Company and its investor relations, as requested and appropriate, and (e) otherwise performing the duties of Chairman of the Board, as well as such other customary duties the as may be determined and assigned by the Board of Directors and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time. The Employee shall report directly to the Board. The Employee shall, if requested, also serve as an officer or director of any subsidiary of the Company for no additional compensation. The Employee agrees and acknowledges that, in connection with his employment relationship with the Company, the Employee owes fiduciary duties to the Company and will act accordingly.

(b) Employee shall not, during the term of Employee’s employment hereunder, be engaged in any other activities if such activities materially interfere with Employee’s duties and responsibilities for the Company.

Section 1.2 Term. The term of this Agreement shall commence on the date first written above and shall continue, unless sooner terminated, until the date that is twelve (12) months following the Effective Date (the “Initial Term”). The Parties may jointly agree to extend this Agreement for up to three (3) additional one (1) year terms (the “Additional Terms,” and collectively with the Initial Term, the “Term”).

ARTICL II.

COMPENSATION

Section 2.1 Compensation

(a) Payment for Termination as Chief Executive Officer. Pursuant to Section 3.6(b) of the Prior Agreement, due to Employee’s termination as Chief Executive Officer, the Company shall pay the following amounts to the Employee in consideration of the terms of the Prior Agreement on the Company’s next regularly scheduled payroll date following the Effective Date: (i) a cash payment of Four Hundred and Seventy Five Thousand & 00/100 Dollars ($475,000.00); and (ii) a cash payment of Five Hundred Eighty Five Thousand Two Hundred Eighty Nine & 64/100 Dollars ($585,289.64) representing the .25% of the gross sales per quarter payable under the Prior Agreement through the Term calculated as an average of the prior three quarterly payments. In addition, the Company shall issue three hundred thousand (300,000) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on [ ], 2023 payable through the Term of the Prior Agreement.

(b) Salary. During the Term of Employment, the Company shall pay Employee Four Hundred Thousand & 00/100 Dollars ($400,000.00) per year during the Term paid in accordance with Company’s normal payroll practices (“Salary”).

(c) Stock Compensation. The Company shall issue the Employee 180,000 shares of Common Stock during the Term issued quarterly. The shares of Common Stock that may be issued by the Company pursuant to this Agreement will not be registered and are being issued pursuant to a specific exemption under the Securities Act of 1933, as amended (the “Securities Act”), as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws.

The shares of Common Stock to be issued by the Company pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the shares of Common Stock issued pursuant to this Agreement will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

The Company reserves the right to issue the shares of Common Stock pursuant to the Company’s equity incentive plan, in its sole discretion.

(d) Performance Bonus. During the Term, Employee shall be eligible to receive a performance-based bonus compensation which shall be determined in the sole discretion of the Board based upon the recommendation of the Compensation Committee of the Board, from time to time. The Bonus target shall be based upon Company financial performance for any full fiscal year of service (or pro-rated year as applicable during the first year). The bonus target shall be 100-125% of the Salary.

Section 2.2 Participation in Employee Benefit Plans; Incentive Programs. Employee shall be entitled to participate in any employee benefit plans, the Company may establish or adopt for the benefit of employees of the Company. During the Term the Company shall provide Employee with health and medical insurance benefits with 100% of monthly premiums paid for by Company for the Employee and his/her immediate family.

Section 2.3 Time Off. Employee shall be entitled to 4 weeks of paid time off per year, whether because of sickness, vacation or to service Employee’s outside business interest as Employee shall determine (“Time Off”). The timing of vacations shall be scheduled in a manner reasonably acceptable to the Company. Accrued but unused Time Off shall roll over to the next fiscal year and shall not be ‘use it or lose it’ Time Off.

Section 2.4 Expenses. The Company shall reimburse Employee’s reasonable and actual out-of-pocket expenses incurred by Employee which are approved in advance by the Company in the performance of his duties and responsibilities under this Agreement.

Section 2.5 Clawback. Any incentive-based or other compensation paid to the executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to the deductions and clawbacks as may be required by law, government regulation or stock exchange listing requirement.

ARTICLE III.

TERMINATION OF EMPLOYMENT

Section 3.1 Death & Disability of Employee. In the event of the Employee’s death during the Term of Employment, this Agreement shall terminate immediately. If, during the Term, the Employee shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate the Employee’s employment. Section 22(e)(3) provides, in relevant part: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” In the event the Employee is terminated due to death or Disability, the Employee (or his estate in the event of his death) shall be receive (i) all of Employee’s unpaid Salary and a severance benefit of three (3) months pay, (ii) share compensation, including the unvested portion, (iii) all reimbursable expenses and benefits owing to Employee through the date of Employee’s death together with any benefits payable under any life insurance program in which Employee is a participant, if applicable, and (iv) Employee’s estate shall be entitled to pro-rata share of the Bonus at the end the respective fiscal year.

Section 3.2 Termination with Cause By Company. The Company may terminate this Agreement at any time during the Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following, without limitation:

(a)	Willful misconduct or willful failure by the Employee to perform his responsibilities to the Company;

(b)	Employee’s material breach of this Agreement;

(c)	Employee’s willful failure to adhere to any written Company Employer policy if Employee has been given reasonable opportunity to comply with such policy or cure his failure;

(d)	Employee engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally;

(e)	the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(f)	the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or

(g)	The conviction of, the indictment for (or procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any major felony involving moral turpitude, including breach of trust, dishonesty, or physical harm to any person, that reflects adversely upon the standing of the Company in the community.

Section 3.3 Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Term without “Cause” upon 5 days written notice to Employee.

Section 3.4 Termination By Employee for Good Reason. Employee may terminate this Agreement at any time by providing the Company 30 days’ written notice, with or without “Good Reason.” For purposes hereof, the term “Good Reason” shall exist upon (i) a material diminution in the Employees’ Salary; (ii) a material diminution in the Employee’s authority, duties or responsibilities; (iii) a material change in geographic location at which the Employee performs services; or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (i) the Employee reasonably determines in good faith that Good Reason exists, (ii) the Employee notifies the Company or the acquiring or succeeding corporation (if applicable) in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Employee cooperates in good faith with the Company’s (or the acquiring or succeeding corporations, if applicable) efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist and (v) the Employee terminates his employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company or the acquiring or succeeding corporation successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. In the event the Employee terminates employment under this Agreement for Good Reason, the Employee shall be eligible to receive the severance benefits set forth in Section 3.6.

Section 3.5 Termination by the Employee without Good Reason. The Employee may terminate the Employee’s employment with the Company without Good Reason at any time subject to the Employee’s provision of thirty (30) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay the Employee an amount equal to the Salary that would otherwise have been payable to the Employee had the Employee remained employed for the duration of the Applicable Notice Period. In such instance, the Employee’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and the Employee will be paid an amount equal to the Salary the Employee would have received had the Employee remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period.

Section 3.6 Compensation upon Termination.

(a) For Cause/Without Good Reason. In the event that the Company terminates the Employee’s employment hereunder due to a Termination for Cause or the Employee voluntarily terminates employment with the Company without Good Reason, the Employee shall be entitled to accrued but unpaid Salary, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated, and all vested shares of Common Stock issued pursuant to Section 2.1(c) of this Agreement, through date of termination.

(b) Without Cause/Good Reason. In the event that the Company terminates the Employee’s employment hereunder due to a Termination without Cause or Employee terminates the employment hereunder for Good Reason, Employee shall be entitled to compensation, including Salary and insurance benefits for a period of twelve (12) months from the effective date of termination (the “Severance Period”), and 100% of the shares of Common Stock owed pursuant to Section 2.1(c) of this Agreement, including any remaining unvested shares shall immediately become vested and issuable. The Employee’s reimbursable expenses shall be paid within 15 days of Termination. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement.

(c) The salary and fringe benefits to be paid are referred to herein as the “Termination Compensation.” Employee shall not be entitled to any Termination Compensation unless, Employee complies with all surviving provisions of any confidentiality agreement that Employee may have signed and Employee’s execution of a standard release of claims in favor of the Company or its successor.

(d) If Employee terminates this Agreement by providing appropriate notice, the Company, at its election, Company may (i) require Employee to continue to perform duties hereunder for the full notice period, or (ii) terminate Employee employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Employee’s employment by the Company. Unless otherwise provided by this Section, all compensation and benefits paid by Company to Employee shall cease upon his last day of employment.

Section 3.7 Change in Control. In addition, notwithstanding the foregoing, in the event that Employee’s continuous status as an employee of the Company is terminated by the Company without Cause or Employee terminates the employment with the Company for Good Reason, in either case upon or within twelve (12) months after a Change in Control (“CoC”) as defined below then, subject to Employee’s execution of a standard release of claims in favor of the Company or its successor, (i) Employee shall receive the Salary for a period of twelve (12) months, (ii) 100% of the shares of Common Stock owed pursuant to Section 2.1(c) of this Agreement, including any remaining unvested shares, shall immediately become vested and issuable, (iii) Employee shall be entitled to the Bonus through the date of termination, if applicable, and (iv) Employee shall be released from any restriction on Non-Competition as set forth in Section 4.2 herein.

As used in this Agreement, “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) if during any period of 18 consecutive months, individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) cease at any time during such period for any reason to constitute at least a majority of the Board; (iii) a sale of substantially all of the assets of the Company; or (iv) a liquidation of the Company.

As used in this Agreement, “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the assets of the Company; or (iii) a liquidation of the Company.

ARTICLE IV.

RESTRICTIVE COVENANTS

Section 4.1 Confidentiality.

(a) Employee recognizes and acknowledges that Employee has had and will continue to have access to various trade secrets and/or proprietary information (collectively, the “Confidential Information”) concerning the Company. Employee acknowledges that the Confidential Information has been developed solely through the substantial efforts of the Company over a long period of time, and that such Confidential Information is valuable and unique and constitutes a trade secret of the Company.

(b) Employee agrees to keep all Confidential Information of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, company, corporation or other entity for any reason except as such disclosure may be required in connection with his employment hereunder. Employee further agrees not to use any Confidential Information for any purpose except on behalf of the Company.

(c) For purposes of this Agreement, “Confidential Information” shall mean any information, process or idea that is not generally known in the industry, that the Company considers confidential and/or that gives the Company a competitive advantage, including, without limitation: (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs, and price matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods of processes, financial data and the like. If Employee is unsure whether certain information or material is Confidential Information, Employee shall treat that information or material as confidential unless Employee is informed by the Company, in writing, to the contrary. “Confidential Information” shall not include any information which: (i) is or becomes publicly available through no act or failure of Employee; (ii) was or is rightfully learned by Employee from a source other than the Company before being received from the Company; (iii) becomes independently available to Employee as a matter of right from a third Party having lawful right to make such communication; or (iv) is developed by Employee independently of any Confidential Information.

(d) Employee further agrees that upon termination of his employment with the Company, for whatever reason, Employee will surrender to the Company all of the property, notes, manuals, reports, documents and other things in Employee’s possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

Section 4.2 Non-Competition. Beginning on the date hereof and through the date that is six (6) months following the Termination Date (the “Restricted Period”), Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the time Employee is no longer employed by, consulting for, serving as a board member of, or no longer otherwise works for, the Company, (i) engage in, market, sell, or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise, any business, that in each case is engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing, other than ownership of one percent or less of the equity of a publicly traded company. Upon a Change in Control and in the event Employee’s status as employee is terminated for any reason, the Restricted Period shall be reduced to five (5) business days.

Section 4.3 Non-Solicitation.

(a) During the Restricted Period, Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, agent, contractor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Employee’s own purposes or for any other third party.

(b) During the Restricted Period, Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Employee’s own purposes or for any other third party.

Section 4.4 No Derogatory Statements. Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its competitors or its management.

Section 4.5 Protected Rights. Employee acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, the National Labor Relations Board (“NLRB”), any self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law. Employee acknowledges that Employee is not required to advise or seek permission from the Company before engaging in any such activity with any such governmental authority. Employee further recognizes that, in connection with any such activity, Employee must inform such governmental authority that any confidential information Employee provides is considered to be confidential. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including, but not limited to, the attorney-client privilege or the attorney work product doctrine; the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Further, nothing in this agreement shall be construed to prevent or limit Employee from engaging in protected concerted activity under the National Labor Relations Act, to the extent applicable to Employee, for the purpose of collective bargaining or other mutual aid or protection, including (i) making disclosures concerning working conditions or agreement in aid of such concerted activities to other persons or entities (including, but not limited to, other employees, the NLRB, the public or other third parties), (ii) filing unfair labor practice charges with the NLRB, (iii) assisting others who are filing such charges, or (iv) cooperating with the investigative process of the NLRB or other government agencies. Employee is further advised that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Section 4.6. Remedies. If the provisions of this Article are violated, or threatened to be violated, in whole or in part, the Company shall be entitled to a temporary restraining order or a preliminary injunction restraining or enjoining Employee from using or disclosing, in whole or in part, such Confidential Information, without prejudice to any other remedies the Company may have at law or in equity. If Employee violates this Article, Employee agrees that the Company would be irreparably harmed.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the Parties under it may not be assigned (except by operation of law and except that it may be assigned by the Company to an Affiliated Entity) and shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the Parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all Parties hereto.

Section 5.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the Parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 5.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 5.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier or by delivering the same in person to such Party.

(a)	If to Employee, addressed to:

Fred Wagenhals

7681 E. Grey Road

Scottsdale, AZ 85260

(b)	If to the Company, addressed to it at:

Ammo, Inc.

Attn: Robert D. Wiley

7681 E. Grey Road

Scottsdale, AZ 85260

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received , if earlier. Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section.

Section 5.5 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona; provided, however, that the following provisions shall be governed by the Federal Arbitration Act:

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Employee’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

Section 5.6 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 5.7 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 5.8 Severability. In case any prov1s1on of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 5.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The Parties intend that representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.

Section 5.10 No Derogatory Statement. The Company shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Employee.

Section 5.11 Indemnification by the Company. The Company shall indemnify, defend and hold Employee harmless from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Company which contravene any applicable statute, rule, regulation or order of any jurisdiction, foreign or domestic.

Section 5.12 Headings. The headings used herein are for convenience only and do not limit the contents of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the day and year first above written.

AMMO, INC.

/s/ Robert D. Wiley
By:	Robert D. Wiley
Its:	Chief Financial Officer

EMPLOYEE:

/s/ Fred Wagenhals
By:	Fred Wagenhals

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